Exhibit 23.03

[Troy-Ikoda Limited letterhead]





                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


We hereby consent to the use of the name Troy-Ikoda Limited and of references to Troy-Ikoda Limited and to the inclusion of and references to our report, or information contained therein, dated 7th February, 2003, prepared for FX Energy in the FX Energy, Inc. annual report on Form 10-K for the year ended 31st December 2002, and the incorporation by reference to the report prepared by Troy-Ikoda Limited into FX Energy, Inc.'s previously filed Registration Statement on Form S-3 (No. 333-80489).

Troy-Ikoda Limited

/s/ Francis Boundy

Francis Boundy
Director
20th March 2003